EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-121951, 333-116134, 333-114307 and 333-88198) and on Form S-8 (Nos. 333-117740, 333-117731, 333-102840 and 333-102842) of US Dataworks, Inc. of our report dated June 3, 2005 (except for Notes 3 and 11, as to which the date is August 30, 2005) relating to the financial statements as of March 31, 2008 and for each of the two years in the period ended March 31, 2008, which appears in this Form 10-KSB.
/s/ Ham, Langston & Brezina, LLP
Ham, Langston & Brezina, LLP
Houston, Texas